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Exhibit T3E-12

BAKER & McKENZIE
101 West Broadway, Twelfth Floor
San Diego, CA 92101
Telephone: (619) 236-1441
Ali M.M. Mojdehi (AM-5408)

BAKER & McKENZIE
805 Third Avenue
New York, NY 10022
Telephone: (212) 751-5700
Ira A. Reid (IR-0113)

Attorneys for Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11
UPC Polska, Inc.,	Case No. 03-14358 (BRL)
Debtor.

NOTICE OF (I) APPROVAL OF DISCLOSURE STATEMENT,
(II) HEARING TO CONFIRM PLAN OF REORGANIZATION
AND (III) ESTABLISHMENT OF DEADLINE FOR OBJECTIONS
TO CONFIRMATION OF PLAN OF REORGANIZATION

        PLEASE TAKE NOTICE that on October 29, 2003, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approved the First Amended Disclosure Statement With Respect to First Amended Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc, dated October 27, 2003 (the "Disclosure Statement") with respect to the solicitation of votes to accept or reject the First Amended Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc (the "Plan"), and has scheduled a hearing to confirm the Plan (the "Confirmation Hearing"), and has established the deadlines and procedures set forth below.

        1.     The Confirmation Hearing will be held before the Honorable Burton R. Lifland, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Courtroom 623, New York, New York 10004 on December 3, 2003 at 10:00 a.m (Prevailing Eastern Time), or as soon thereafter as counsel may be heard. The Confirmation Hearing may be adjourned from time to time without notice other than an announcement made in open court. The Bankruptcy Court may, in its discretion and prior to the Confirmation Hearing, put in place additional procedures governing the Confirmation Hearing.

        2.     The deadline for submitting votes to accept or reject the Plan is 5:00 p.m. (Prevailing Eastern Time) on November 24, 2003. In order to be counted, votes to accept or reject the Plan must be properly completed, executed (containing an original signature) and delivered as indicated in your Ballot.

Ex G

        3.     Pursuant to section 1128 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the "Bankruptcy Code") and Rule 3020 of the Federal Rules of Bankruptcy Procedure, the Bankruptcy Court has fixed November 25, 2003 at 4:00 p.m. (Prevailing Eastern Time) as the last date and time for filing and serving objections, if any, to confirmation of the Plan (the "Objection Deadline"). Objections not filed and served by the Objection Deadline in the manner set forth below will not be considered by the Bankruptcy Court.

        4.     Objections, if any, must, in order to be considered by the Bankruptcy Court, be in writing and must: (i) comply with the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules; (ii) state the name and address of the objecting party and the nature and amount of its claim against, or interest in, the Debtor, its estate or its property; (iii) state with particularity the legal and factual bases for each objection; and (iv) be filed, together with proof of service, with the Bankruptcy Court either conventionally or on the Bankruptcy Court's Electronic Case Filing (ECF) System that can be accessed from the Bankruptcy Court's website at http://www.nysb.uscourts.gov (to file on the ECF System, an attorney must have (1) a PACER login and password and (2) a login and password for the Bankruptcy Court's ECF System) in accordance with the Bankruptcy Court's General Order setting forth Electronic Filing Procedures, as amended, with a hard copy delivered to the chambers of the Honorable Burton R. Lifland, and served in a manner so as to be actually received on or before 4:00 p.m. (Prevailing Eastern Time) on the Confirmation Objection Deadline by each of the following: (a) counsel for the Debtor, Baker & McKenzie, 101 West Broadway, Twelfth Floor, San Diego, CA 92101 (Attn: Ali M.M. Mojdehi, Esq.) and Baker & McKenzie, 805 Third Avenue, New York, NY 10022 (Attn: Ira A. Reid, Esq.); (b) counsel to the UPC Entities and Polska Finance, White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 (Attn: Howard S. Beltzer, Esq.); (c) counsel to the Committee, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004 (Attn: Matthew Gluck, Esq.); and (d) the Office of the United States Trustee, 33 Whitehall Street, Suite 2100, New York, New York 10004 (Attn: Paul Schwartzberg, Esq.). Only timely and properly filed and served objections to confirmation of the Plan will be considered by the Bankruptcy Court.

        5.     Copies of the Disclosure Statement or the Plan will be available for review at (i) the office of the Clerk, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004, (ii) the Bankruptcy Court's website address: http://www.nysb.uscourts.gov (registration and a password are required), and (iii) the Debtor's website address: http://www.upc-polska.com. Copies of the Disclosure Statement, the Plan and the Exhibits and/or Appendices may also be obtained upon written request to Baker & McKenzie at the address set forth below.

Dated: New York, New York October 29, 2003	BAKER & McKENZIE
/s/ Ali M. M. Mojdehi 101 West Broadway, Twelfth Floor San Diego, CA 92101 Telephone: (619) 236-1441 Ali M.M. Mojdehi (AM-5408)
805 Third Avenue New York, NY 10022 Telephone: (212) 751-5700 Ira A. Reid (IR-0113) Attorneys for Debtor and Debtor in Possession
Ex G

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Exhibit T3E-12